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Exhibit 99.1
                        Press Release of the Registrant

NEW HAVEN, Conn., Sept. 8 /PRNewswire/ -- CuraGen Corporation (Nasdaq: CRGN), an integrated genomics-based drug discovery and development company, today announced a definitive agreement for the sale of 1.5 million newly issued shares of CuraGen Common Stock to funds managed by Pequot Capital Management, Inc. This stock is being issued at a per share price of $10, valuing this private placement at $15 million.

"Pequot traditionally invests in leading high technology companies. We believe CuraGen is a strong investment opportunity, given the way they have uniquely integrated powerful genomic and information technologies," commented Arthur Samberg, Chairman and CEO of Pequot Capital Management, Inc.

"We are pleased with the decision of Pequot Capital Management to invest in CuraGen Corporation. This investment provides further endorsement of CuraGen's business strategy. We anticipate utilizing the funds derived from this financing to further advance CuraGen's technology platform and propel the development of the Company's proprietary drug pipeline," stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation.

CuraGen intends to invest the proceeds of this placement in the continued refinement and expansion of its base of functional genomics technologies and databases. These technologies are being utilized to drive near-term revenues by advancing the product discovery and development efforts of the Company's collaborators. CuraGen is simultaneously building long-term value by applying its technology base to the development of products for the treatment of complex diseases including diabetes and other metabolic disorders, cancer, and autoimmune and cardiovascular diseases. The recent expansion of CuraGen's cSNP database is providing a wealth of knowledge for the Company's efforts in developing more effective drugs, and advancing the field of personalized medicine. About Pequot Capital Management, Inc.

Pequot Capital Management, Inc. manages six limited partnerships, three offshore funds, and four private equity/venture capital funds, focusing primarily in the technology, healthcare, telecommunications, media, and retail markets. The firm has a growth orientation, utilizing its more than 40 internal research professionals to identify companies that have substantial growth opportunities. About CuraGen Corporation

CuraGen Corporation is revolutionizing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully-integrated, Internet-based genomics technologies, services, and information systems are designed to rapidly generate comprehensive information about human genetic variations, gene expression, biological pathways, and potential products that affect these pathways. CuraGen's research collaborators include Biogen (BGEN), COR Therapeutics (CORR), Genentech (DNA), Glaxo Wellcome (GLX), Hoffmann-La Roche, and Pioneer Hi-Bred International
(PHB). The Company employs over 300 people and is headquartered in New Haven, CT, with additional facilities in Branford, CT and Alachua, FL. Additional Company information is available at www.curagen.com.

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This release may contain forward-looking statements that are subject to certain risks and uncertainties, including statements regarding the Company's intended use of the proceeds from the private placement, the belief that the Company is a strong investment opportunity, and the fact that the investment is an endorsement of the Company's business strategy. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the Company's early stage of development, technological uncertainty and product development risks, uncertainty of additional funding, reliance on research collaborations, competition, the Company's ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights.

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